                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)



INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No. ____)*


                              Avici Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   05367L109
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 26
                           Exhibit Index on Page 24

                            13G PAGE 2 OF 26 PAGES
===============================================================================


  CUSIP NO. 05367L109
            ---------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Accel V L.P. ("A5")
      Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    2,955,695 shares, except that Accel V Associates
     NUMBER OF            L.L.C. ("A5A"), the general partner of A5, may be
                          deemed to have sole power to vote these shares, and
      SHARES              ACP Family Partnership L.P. ("ACPFP"), Swartz Family
                          Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
   BENEFICIALLY           Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
                          Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
     OWNED BY             ("Sednaoui"), James R. Swartz ("Swartz") and
                          J. Peter Wagner ("Wagner"), the managing members
       EACH               of A5A, may be deemed to have shared power to vote
                          these shares.
    REPORTING
                   -----------------------------------------------------------
     PERSON               SHARED VOTING POWER
                     6
      WITH
                          See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7 2,955,695 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

                    -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,955,695

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                   [_]

 ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.1%

------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G  PAGE 3 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING SS OR
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel V Associates L.L.C. ("A5A")
             Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                  (a)  [_]
                                                                    (b)  [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                      5   2,955,695 shares, all of which are directly owned by
                          Accel V L.P. ("A5"). Accel V Associates L.L.C.
                          ("A5A"), the general partner of A5, may be deemed
      NUMBER OF           to have sole power to vote these shares, and ACP
                          Family Partnership L.P. ("ACPFP"), Swartz Family
        SHARES            Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
                          Luke B. Evnin ("Evnin"), Eugene D. Hill, III
     BENEFICIALLY         ("Hill"), Arthur C. Patterson ("Patterson"),
                          G. Carter Sednaoui ("Sednaoui"), James R. Swartz
      OWNED BY            ("Swartz") and  J. Peter Wagner ("Wagner"), the
                          managing  members of A5A, may be deemed to have
        EACH              shared power to vote these shares.

      REPORTING      ----------------------------------------------------------
                          SHARED VOTING POWER
       PERSON         6   See response to row 5.

        WITH         -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                      7 2,955,695 shares, all of which are directly owned by A5. A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

                     ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                      8   See response to row 7.

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                    2,955,695

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                    6.1%

--------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12                                                                    OO

--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G  PAGE 4 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Accel Internet/Strategic Technology Fund L.P. ("AISTF")
             Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                 (a)  [_]
                                                                   (b)  [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

-------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5   396,049 shares, except that Accel Internet/Strategic
                           Technology Fund Associates L.L.C. ("AISTFA"), the
                           general partner of AISTF, may be deemed to have sole
                           power to vote these shares, and ACP Family
                           Partnership L.P. ("ACPFP"), Swartz Family
    NUMBER OF              Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
                           Luke B. Evnin ("Evnin"), Eugene D. Hill, III
     SHARES                ("Hill"), Arthur C. Patterson  ("Patterson"),
                           G. Carter  Sednaoui ("Sednaoui"), James R. Swartz
   BENEFICIALLY            ("Swartz") and  J. Peter Wagner ("Wagner"), the
                           managing  members of AISTFA, may be deemed to have
     OWNED BY              shared power to vote these shares.

      EACH           ----------------------------------------------------------
                           SHARED VOTING POWER
    REPORTING          6   See response to row 5.

     PERSON          ----------------------------------------------------------
                           SOLE DISPOSITIVE POWER
      WITH             7   396,049 shares, except that AISTFA, the general
                           partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

                      ----------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8   See response to row 7.

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
 9    REPORTING PERSON                                                396,049

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                        [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                    0.8%

--------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12                                                                    PN

--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 5 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

-------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA") Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                 (a) [_]
                                                                   (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

--------------------------------------------------------------------------------
                             SOLE VOTING POWER
   NUMBER OF            5    396,049 shares, all of which are directly
                             owned by Accel Internet/Strategic Technology
     SHARES                  Fund L.P. ("AISTF").  AISTFA, the general
                             partner of AISTF, may be deemed to have
  BENEFICIALLY               sole power to vote these shares, and ACP
                             Family Partnership L.P. ("ACPFP"), Swartz
    OWNED BY                 Family Partnership L.P. ("SFP"),
                             James W. Breyer ("Breyer"), Luke B. Evnin
      EACH                   ("Evnin"), Eugene D. Hill, III ("Hill"),
                             Arthur C. Patterson ("Patterson"),
   REPORTING                 G. Carter Sednaoui ("Sednaoui"),
                             James R. Swartz ("Swartz") and
     PERSON                  J. Peter Wagner ("Wagner"), the managing
                             members of AISTFA, may be deemed to have
      WITH                   shared power to vote these shares.

                       ---------------------------------------------------------
                             SHARED VOTING POWER
                        6    See response to row 5.

                       ---------------------------------------------------------
                             SOLE DISPOSITIVE POWER
                        7 396,049 shares, all of which are directly owned by AISTF. AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

                       ---------------------------------------------------------
                             SHARED DISPOSITIVE POWER
                        8    See response to row 7.

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                      396,049

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                        [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                       0.8%

--------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12                                                                        OO

--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 6 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

-------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Keiretsu V L.P. ("AK5")
           Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                 (a) [_]
                                                                   (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

--------------------------------------------------------------------------------
                             SOLE VOTING POWER
   NUMBER OF            5    58,672 shares, except that Accel Keiretsu V
                             Associates L.L.C. ("AK5A"), the general partner of
     SHARES                  AK5, may be deemed to have sole power to vote these
                             shares, and James W. Breyer ("Breyer"), Luke B.
  BENEFICIALLY               Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
                             Arthur C. Patterson ("Patterson"), G. Carter
    OWNED BY                 Sednaoui ("Sednaoui"), James R. Swartz ("Swartz")
                             and J. Peter Wagner ("Wagner"), the managing
      EACH                   members of AK5A, may be deemed to have shared power
                             to vote these shares.
   REPORTING
                       ---------------------------------------------------------
     PERSON                  SHARED VOTING POWER
                        6    See response to row 5.
      WITH
                       ---------------------------------------------------------
                             SOLE DISPOSITIVE POWER
                        7    58,672 shares, except that AK5A, the general
                             partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

                       ---------------------------------------------------------
                             SHARED DISPOSITIVE POWER
                        8    See response to row 7.

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                       58,672

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                          [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                       0.1%

--------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12                                                                        PN

--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 7 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Keiretsu V Associates L.L.C. ("AK5A")
           Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    59,740 shares, of which 58,672 are directly owned by
     NUMBER OF            Accel Keiretsu V L.P. ("AK5"). AK5A, the general
                          partner of AK5, may be deemed to have sole power to
      SHARES              vote these shares, and James W. Breyer ("Breyer"),
                          Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
   BENEFICIALLY           Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                          ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter
     OWNED BY             Wagner ("Wagner"), the managing members of AK5A, may
                          be deemed to have shared power to vote these shares.
       EACH
                    ----------------------------------------------------------
     REPORTING            SHARED VOTING POWER
                     6    See response to row 5.
      PERSON
                    ---------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7    59,740 shares, of which 58,672 are directly owned by
                          AK5. AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and
                          Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

                    ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                              59,740

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                   [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                             0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                             OO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 8 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Accel Investors '96 L.P. ("AI96")
           Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    176,021 shares, except that James W. Breyer
     NUMBER OF            ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                          III ("Hill"), Arthur C. Patterson ("Patterson"), G.
      SHARES              Carter Sednaoui ("Sednaoui"), James R. Swartz
                          ("Swartz") and J. Peter Wagner ("Wagner"), the general
   BENEFICIALLY           partners of AI96, may be deemed to have shared power
                          to vote these shares.
     OWNED BY
                    ----------------------------------------------------------
       EACH               SHARED VOTING POWER
                     6    See response to row 5.
     REPORTING
                    ---------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7    176,021 shares, except that Breyer, Evnin, Hill,
       WITH               Patterson, Sednaoui, Swartz and Wagner, the general
                          partners of AI96, may be deemed to have shared power to dispose of these shares.

                    ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                              176,021

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                   [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                             0.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                             PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 9 OF 26 PAGES
===============================================================================


   CUSIP NO. 05367L109
             ---------


-------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Accel Investors '99(C) L.P. ("AI99C")
              Tax ID Number:

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                               (a) [_]
                                                                 (b) [X]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    6,561 shares, except that James W. Breyer ("Breyer"),
      NUMBER OF           Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                          ("Sednaoui") and J. Peter Wagner ("Wagner"), the
       SHARES             general partners of AI99C, may be deemed to have
                          shared power to vote these shares.
     BENEFICIALLY
                   -------------------------------------------------------------
      OWNED BY            SHARED VOTING POWER
                     6    See response to row 5.
        EACH
                   -------------------------------------------------------------
      REPORTING           SOLE DISPOSITIVE POWER
                     7    6,561 shares, except that Breyer, Patterson, Sednaoui
       PERSON             and Wagner, the general partners of AI99C, may be
                          deemed to have shared power to dispose of these
        WITH              shares.

                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    See response to row 7.

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 6,561

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                 [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                 0.0%

-------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*                                    PN
12

-------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 10 OF 26 PAGES
===============================================================================


   CUSIP NO. 05367L109
             ---------


-------------------------------------------------------------------------------

      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ACP Family Partnership L.P. ("ACPFP")
              Tax ID Number:

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                               (a) [_]
                                                                 (b) [X]

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    California

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    62,346 shares. Arthur C. Patterson ("Patterson") is
      NUMBER OF           the general partner of ACPFP and may be deemed to have
                          sole power to vote these shares.
       SHARES
                  -------------------------------------------------------------
     BENEFICIALLY         SHARED VOTING POWER
                     6    3,351,744 shares, of which 2,955,695 are directly
      OWNED BY            owned by Accel V L.P. ("A5") and 396,049 are directly
                          owned by Accel Internet/Strategic Technology Fund L.P.
        EACH              ("AISTF"). ACPFP is a managing member of Accel V
                          Associates L.L.C. ("A5A"), the general partner of A5,
      REPORTING           and a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the
       PERSON             general partner of AISTF, and may be deemed to have
                          shared power to vote these shares.
        WITH
                  -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    62,346 shares. Patterson is the general partner of
                          ACPFP and may be deemed to have sole power to dispose
                          of these shares.
                  -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    3,351,744 shares, of which 2,955,695 are directly
                          owned by A5 and 396,049 are directly owned by AISTF.
                          ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose these shares.

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                             3,414,090

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                   [_]

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                             7.1%

-------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*                                PN
12

-------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                           13G  PAGE 11 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Ellmore C. Patterson Partners ("ECPP")
              Tax ID Number:

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
                           SOLE VOTING POWER
   NUMBER OF           5   107,570 shares. Arthur C. Patterson ("Patterson") is
                           the general partner of ECPP and may be deemed to
    SHARES                 have sole power to vote these shares.

  BENEFICIALLY         ---------------------------------------------------------
                           SHARED VOTING POWER
    OWNED BY           6   0 shares

      EACH             ---------------------------------------------------------
                           SOLE DISPOSITIVE POWER
   REPORTING           7   107,570 shares. Patterson is the general partner of
                           ECPP and may be deemed to have sole power to dispose
    PERSON                 of these shares.

     WITH              ---------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8   0 shares

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
 9    REPORTING PERSON                                            107,570

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
10    EXCLUDES CERTAIN SHARES*
                                                                      [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                0.2%

--------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*                                   PN
12

--------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 12 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Swartz Family Partnership L.P. ("SFP")
           Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    22,794 shares. James R. Swartz ("Swartz") is the
     NUMBER OF            general partner of SFP and may be deemed to have sole
                          power to vote these shares.
      SHARES
                    ----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6    3,351,744 shares, of which 2,955,695 are directly
     OWNED BY             owned by Accel V L.P. ("A5") and 396,049 are directly
                          owned by Accel Internet/Strategic Technology Fund
       EACH               L.P. ("AISTF").  SFP is a managing member of Accel V
                          Associates L.L.C. ("A5A"), the general partner of
     REPORTING            A5, and a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the
      PERSON              general partner of AISTF, and may be deemed to have
                          shared power to vote these shares.
       WITH
                    ---------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    22,794 shares. James R. Swartz ("Swartz") is the
                          general partner of SFP and may be deemed to have sole power to dispose of these shares.

                    ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 3,351,744 shares, of which 2,955,695 are directly owned by A5 and 396,049 are directly owned by AISTF. SFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
 9    REPORTING PERSON                                          3,374,538

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11                                                             7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                             PN

------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 13 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           James W. Breyer ("Breyer")
           Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    70,151 shares
     NUMBER OF
                    ----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6    3,594,066 shares, of which 2,955,695 are directly
   BENEFICIALLY           owned by Accel V L.P. ("A5"), 396,049 are directly
                          owned by Accel Internet/Strategic Technology Fund L.P.
     OWNED BY             ("AISTF"), 58,672 are directly owned by Accel Keiretsu
                          V L.P. ("AK5"), 1,068 are directly owned by Accel
       EACH               Keiretsu V Associates L.L.C. ("AK5A"), 176,021 are
                          directly owned by Accel Investors '96 L.P. ("AI96")
     REPORTING            and 6,561 are directly owned by Accel Investors '99(C)
                          L.P. ("AI99C"). Breyer is a managing member of Accel V
      PERSON              Associates L.L.C. ("A5A"), the general partner of A5,
                          a managing member of Accel Internet/Strategic
       WITH               Technology Fund Associates L.L.C. ("AISTFA"), the
                          general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to vote these shares.

                    ----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    70,151 shares

                    ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 3,594,066 shares, of which 2,955,695 are directly owned by A5, 396,049 are directly owned by AISTF, 58,672 are directly owned by AK5, 1,068 are directly owned by AK5A, 176,021 are directly owned by AI96 and 6,561 are directly owned by AI99C. Breyer is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
 9    REPORTING PERSON                                          3,664,217

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                             7.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                             IN

------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                           13G  PAGE 14 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Luke B. Evnin ("Evnin")
              Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                         (a) [_]
                                                           (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    U.S. Citizen

--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5   19,198 shares

   NUMBER OF           ---------------------------------------------------------
                           SHARED VOTING POWER
    SHARES             6   3,587,505 shares, of which 2,955,695 are directly
                           owned by Accel V L.P. ("A5"), 396,049 are directly
  BENEFICIALLY             owned by Accel Internet/Strategic Technology Fund
                           L.P. ("AISTF"), 58,672 are directly owned by Accel
   OWNED BY                Keiretsu V L.P. ("AK5"), 1,068 are directly owned by
                           Accel Keiretsu V Associates L.L.C. ("AK5A") and
     EACH                  176,021 are directly owned by Accel Investors '96
                           L.P. ("AI96"). Evnin is a managing member of Accel V
   REPORTING               Associates L.L.C. ("A5A"), the general partner of A5,
                           a managing member of Accel Internet/Strategic
    PERSON                 Technology Fund Associates L.L.C. ("AISTFA"), the
                           general partner of AISTF, a managing member of AK5A,
     WITH                  the general partner of AK5 and a general partner of
                           AI96 and may be deemed to have shared power to vote these shares.

                       ---------------------------------------------------------
                           SOLE DISPOSITIVE POWER
                       7   19,198 shares

                       ---------------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8 3,587,505 shares, of which 2,955,695 are directly owned by A5, 396,049 are directly owned by AISTF, 58,672 are directly owned by AK5, 1,068 are directly owned by AK5A and 176,021 are directly owned by AI96. Evnin is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
 9    REPORTING PERSON
                                                              3,606,703
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
10    EXCLUDES CERTAIN SHARES*
                                                                       [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                            7.5%

--------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12                                                            IN

--------------------------------------------------------------------------------
                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 15 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Eugene D. Hill, III ("Hill")
           Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    8,448 shares
     NUMBER OF
                    ----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6    3,587,505 shares, of which 2,955,695 are directly
   BENEFICIALLY           owned by Accel V L.P. ("A5"), 396,049 are directly
                          owned by Accel Internet/Strategic Technology Fund L.P.
     OWNED BY             ("AISTF"), 58,672 are directly owned by Accel Keiretsu
                          V L.P. ("AK5"), 1,068 are directly owned by Accel
       EACH               Keiretsu V Associates L.L.C. ("AK5A") and 176,021 are
                          directly owned by Accel Investors '96 L.P. ("AI96").
     REPORTING            Hill is a managing member of Accel V Associates L.L.C.
                          ("A5A"), the general partner of A5, a managing member
      PERSON              of Accel Internet/Strategic Technology Fund Associates
                          L.L.C. ("AISTFA"), the general partner of AISTF, a
       WITH               managing member of AK5A, the general partner of AK5
                          and a general partner of AI96 and may be deemed to have shared power to vote these shares.

                    ---------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    8,448 shares

                    ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 3,587,505 shares, of which 2,955,695 are directly owned by A5, 396,049 are directly owned by AISTF, 58,672 are directly owned by AK5, 1,068 are directly owned by AK5A and 176,021 are directly owned by AI96. Hill is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                              3,595,953

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                   [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                             7.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                             IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 16 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Arthur C. Patterson ("Patterson")
           Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    179,777 shares, of which 107,570 are directly owned by
     NUMBER OF            Ellmore C. Patterson Partners ("ECPP") and 62,346 are
                          directly owned by ACP Family Partnership L.P.
      SHARES              ("ACPFP"). Patterson is the general partner of ECPP
                          and of ACPFP and may be deemed to have sole power to
   BENEFICIALLY           vote these shares.

     OWNED BY       ----------------------------------------------------------
                          SHARED VOTING POWER
       EACH          6    3,594,066 shares, of which 2,955,695 are directly
                          owned by Accel V L.P. ("A5"), 396,049 are directly
     REPORTING            owned by Accel Internet/Strategic Technology Fund L.P.
                          ("AISTF"), 58,672 are directly owned by Accel Keiretsu
      PERSON              V L.P. ("AK5"), 1,068 are directly owned by Accel
                          Keiretsu V Associates L.L.C. ("AK5A"), 176,021 are
       WITH               directly owned by Accel Investors '96 L.P. ("AI96")
                          and 6,561 are directly owned by Accel Investors '99(C)
                          L.P. ("AI99C"). Patterson is a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic
                          Technology Fund Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to vote these shares.

                    ---------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7 179,777 shares, of which 107,570 are directly owned by ECPP and 62,346 are directly owned by ACPFP. Patterson is the general partner of ECPP and of ACPFP and may be deemed to have sole power to dispose of these shares.

                    ----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 3,594,066 shares, of which 2,955,695 are directly owned by A5, 396,049 are directly owned by AISTF, 58,672 are directly owned by AK5, 1,068 are directly owned by AK5A, 176,021 are directly owned by AI96 and 6,561 are directly owned by AI99C. Patterson is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                              3,773,843

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                   [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                             7.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                             IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 17 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

-------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           G. Carter Sednaoui ("Sednaoui")
           Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                 (a) [_]
                                                                   (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    U.S. Citizen

--------------------------------------------------------------------------------
                             SOLE VOTING POWER
                        5    12,032 shares
      NUMBER OF
                       ---------------------------------------------------------
       SHARES                SHARED VOTING POWER
                        6    3,594,066 shares, of which 2,955,695 are directly
    BENEFICIALLY             owned by Accel V L.P. ("A5"), 396,049 are directly
                             owned by Accel Internet/Strategic Technology Fund
      OWNED BY               L.P. ("AISTF"), 58,672 are directly owned by Accel
                             Keiretsu V L.P. ("AK5"), 1,068 are directly owned
        EACH                 by Accel Keiretsu V Associates L.L.C. ("AK5A"),
                             176,021 are directly owned by Accel Investors '96
     REPORTING               L.P. ("AI96") and 6,561 are directly owned by Accel
                             Investors '99(C) L.P. ("AI99C"). Sednaoui is a
       PERSON                managing member of Accel V Associates L.L.C.
                             ("A5A"), the general partner of A5, a managing
        WITH                 member of Accel Internet/Strategic Technology Fund
                             Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to vote these shares.

                       --------------------------------------------------------
                             SOLE DISPOSITIVE POWER
                        7    12,032 shares

                       ---------------------------------------------------------
                             SHARED DISPOSITIVE POWER
                        8 3,594,066 shares, of which 2,955,695 are directly owned by A5, 396,049 are directly owned by AISTF, 58,672 are directly owned by AK5, 1,068 are directly owned by AK5A, 176,021 are directly owned by AI96 and 6,561 are directly owned by AI99C. Sednaoui is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                    3,606,098

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                      7.5%

--------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12                                                                       IN

--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 18 OF 26 PAGES
================================================================================

  CUSIP NO. 05367L109
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           James R. Swartz ("Swartz")
           Tax ID Number:

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    U.S. Citizen

--------------------------------------------------------------------------------
                          VOTING POWER
                     5    83,462 shares, of which 22,794 are directly owned by
     NUMBER OF            Swartz Family Partnership L.P. ("SFP"). Swartz is the
                          general partner of SFP and may be deemed to have sole
      SHARES              power to vote these shares.

   BENEFICIALLY     ------------------------------------------------------------
                          SHARED VOTING POWER
     OWNED BY        6    3,587,505 shares, of which 2,955,695 are directly
                          owned by Accel V L.P. ("A5"), 396,049 are directly
       EACH               owned by Accel Internet/Strategic Technology Fund L.P.
                          ("AISTF"), 58,672 are directly owned by Accel Keiretsu
     REPORTING            V L.P. ("AK5"), 1,068 are directly owned by Accel
                          Keiretsu V Associates L.L.C. ("AK5A") and 176,021 are
      PERSON              directly owned by Accel Investors '96 L.P. ("AI96").
                          Swartz is a managing member of Accel V Associates
       WITH               L.L.C. ("A5A"), the general partner of A5, a managing
                          member of Accel Internet/Strategic Technology Fund
                          Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

                    ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7 83,462 shares of which 22,794 are directly owned by SFP. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.

                    ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 3,587,505 shares, of which 2,955,695 are directly owned by A5, 396,049 are directly owned by AISTF, 58,672 are directly owned by AK5, 1,068 are directly owned by AK5A and 176,021 are directly owned by AI96. Swartz is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                              3,670,967

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                   [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                             7.6%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                             IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            13G PAGE 19 OF 26 PAGES
===============================================================================

 CUSIP NO. 05367L109
           ---------

-------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              J. Peter Wagner ("Wagner")
              Tax ID Number:

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                               (a) [_]
                                                                 (b) [X]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    U.S. Citizen

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    17,114 shares
   NUMBER OF
                   ------------------------------------------------------------
    SHARES                SHARED VOTING POWER
                     6    3,594,066 shares, of which 2,955,695 are directly
                          owned by Accel V L.P. ("A5"), 396,049 are directly
 BENEFICIALLY             owned by Accel Internet/Strategic Technology Fund
                          L.P. ("AISTF"), 58,672 are directly owned by Accel
   OWNED BY               Keiretsu V L.P. ("AK5"), 1,068 are directly owned by
                          Accel Keiretsu V Associates L.L.C. ("AK5A"), 176,021
     EACH                 are directly owned by Accel Investors '96 L.P.
                          ("AI96") and 6,561 are directly owned by Accel
   REPORTING              Investors  '99(C) L.P. ("AI99C"). Wagner is a
                          managing member of Accel V Associates L.L.C. ("A5A"),
    PERSON                the general partner of A5, a managing member of
                          Accel Internet/Strategic Technology Fund Associates
     WITH                 L.L.C. ("AISTFA"), the general partner of AISTF, a
                          managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to vote these shares.

                   ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7    17,114 shares

                   ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 3,594,066 shares, of which 2,955,695 are directly owned by A5, 396,049 are directly owned by AISTF, 58,672 are directly owned by AK5, 1,068 are directly owned by AK5A, 176,021 are directly owned by AI96 and 6,561 are directly owned by AI99C. Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI96 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
 9    REPORTING PERSON                                         3,611,180

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
10    EXCLUDES CERTAIN SHARES*                                       [_]

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                  7.5%

-------------------------------------------------------------------------------

      TYPE OR REPORTING PERSON*                                       IN
12

-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER
            --------------

            Avici Systems, Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            101 Billerica Avenue
            North Billerica, MA 01862


ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Keiretsu V L.P., a Delaware limited partnership ("AK5"), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"), Accel Investors '96 L.P., a Delaware limited partnership ("AI96"), Accel Investors '99(C) L.P., a Delaware limited partnership ("AI99C"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, the ACP Family Partnership L.P. ("ACPFP"), a California limited partnership and a managing member of A5A and AISTFA, the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A5A and AISTFA, James W. Breyer ("Breyer"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, Luke B. Evnin ("Evnin"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96, Eugene D. Hill, III ("Hill"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96, J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, Arthur C. Patterson ("Patterson"), a managing member of A5A, AISTFA and AK5A and a general partner of ACPFP, ECPP, AI96 and AI99C, G. Carter Sednaoui ("Sednaoui"), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, and James R. Swartz ("Swartz"), a managing member of A5A, AISTFA and AK5A and a general partner of SFP and AI96. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are general partners of AI96 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96. Breyer, Wagner, Patterson and Sednaoui are general partners of AI99C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301


ITEM 2(C)   CITIZENSHIP
            -----------

            A5, AISTF, AK5, AI96, AI99C, ECPP and SFP are Delaware limited partnerships. ACPFP is a California limited partnership. A5A, AISTFA and AK5A are Delaware limited liability companies. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 05367L109


ITEM 3.     Not Applicable
            --------------


ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:
                    -------------------------

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:
                    ----------------

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:
                    --------------------------------------------

                    (i)    Sole power to vote or to direct the vote:
                           ----------------------------------------

                           See Row 5 of cover page for each Reporting Person.


                    (ii)   Shared power to vote or to direct the vote:
                           ------------------------------------------

                           See Row 6 of cover page for each Reporting Person.


                    (iii)  Sole power to dispose or to direct the disposition
                           of:
                           ---------------------------------------------------

                           See Row 7 of cover page for each Reporting Person.


                    (iv)   Shared power to dispose or to direct the
                           disposition of:
                           ----------------------------------------

                           See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            Not applicable.


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the partnership agreements of A5, AISTF, AK5, AI96, AI99C, ACPFP, ECPP and SFP, and the limited liability company agreements of A5A, AISTFA and AK5A the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------------

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable


ITEM 10.    CERTIFICATION.
            -------------

            Not applicable

                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:  Accel V L.P.
           Accel V Associates L.L.C.
           Accel Internet/Strategic Technology Fund L.P.
           Accel Internet/Strategic Technology Fund Associates L.L.C.
           Accel Keiretsu V L.P.
           Accel Keiretsu V Associates L.L.C.
           Accel Investors '96 L.P.
           Accel Investors '99(C) L.P.
           ACP Family Partnership L.P.
           Ellmore C. Patterson Partners
           Swartz Family Partnership L.P.         By:  /s/ G. Carter Sednaoui
                                                     ------------------------
                                                     G. Carter Sednaoui,
                                                     Attorney-in-fact for the
                                                     above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner                     By:  /s/ G. Carter Sednaoui
                                                     -------------------------
                                                     G. Carter Sednaoui,
                                                     Attorney-in-fact for the
                                                     above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------------------------------------------------------------------------------
Exhibit A:  Agreement of Joint Filing                                 25
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact       26